EXHIBIT 99.1

Grant Park Fund Weekly Commentary
For the Week Ended October 23, 2009

October 23, 2009	Weekly ROR[1]	Month-to-Date ROR[1]	Year-to-Date ROR[1]
Class A Units	0.9%	3.1%	-4.4%
Class B Units	0.9%	3.1%	-5.0%
Legacy 1 Class Units[2]	0.8%	2.8%	1.0%
Legacy 2 Class Units[2]	0.8%	2.8%	1.0%
GAM 1 Class Units[2]	0.7%	2.1%	1.5%
GAM 2 Class Units[2]	0.6%	2.0%	1.2%
GAM 3 Class Units[2]	0.6%	1.9%	0.1%

S&P 500 Total Return Index[3]	-0.7%	2.2%	21.9%
Barclays Capital U.S. Long Government Index[3]	-0.4%	-2.4%	-9.7%
1	Subject to independent verification.
2	Grant Park’s Legacy and GAM Portfolios began trading on April 1, 2009.
3	Index is unmanaged and is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Sector Commentary
Agriculturals/Softs:  Grain prices rallied sharply last week, especially in the corn and wheat markets, which moved nearly 7% and 10% higher, respectively.  U.S. dollar weakness and harvest delays most likely fueled price moves.

Grant Park’s longer-term trading advisors are predominantly long the agriculturals/softs sector.  Grant Park’s shorter-term trading advisors are also predominantly long the sector.

Currencies:  Safe-haven currencies such as the U.S. dollar and Japanese yen declined against counterparts last week as investor risk appetite increased.  Following strong earnings reports from key U.S. firms, demand for riskier assets strengthened and moved the Australian and New Zealand dollars higher.

Grant Park’s longer-term trading advisors are predominantly short the U.S. dollar.  Grant Park’s shorter-term trading advisors are also predominantly short the U.S. dollar.

Energy:   Crude oil prices increased nearly $2 per barrel last week following reports from the Energy Information Agency stating that U.S. inventories were on the decline.  Weakness in the U.S. dollar was also a major contributor to crude oil’s rally.

Grant Park’s longer-term trading advisors are predominantly long the energy sector.  Grant Park’s shorter-term trading advisors are also predominantly long the sector.

Equities:   Global equity markets posted mixed results last week.  In the U.S., major equity indices rallied sharply as a result of positive earnings reports, only to retrace later in the week as traders attempted to take profits.  In Europe, the FTSE 100 rallied as investors viewed declining UK GDP data as a harbinger for continued low interest rates in the region.

Grant Park’s longer-term trading advisors are predominantly long the equities sector.  Grant Park’s shorter-term trading advisors are predominantly short the sector.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

Fixed Income:   U.S. Treasury markets declined as a result of optimism surrounding the global economy.  Strong earnings from the U.S. financial and technology sectors renewed hopes for economic recovery, driving debt markets lower.  In the Eurozone, fixed-income prices declined in response to gains in some of the region’s key benchmark equity indices.

Grant Park’s longer-term trading advisors are predominantly long the fixed-income sector.  Grant Park’s shorter-term trading advisors are also predominantly long the sector.

Metals:  A weaker U.S. dollar played a major role in driving base metals prices higher last week.  Among the biggest movers were the U.S. copper markets, which rallied in excess of 6.5% over the previous week’s close.  Stronger demand forecasts fueled by gains in the equity markets and strong growth figures from China also helped drive base metals prices higher.

Grant Park’s longer-term trading advisors are predominantly long the metals sector.  Grant Park’s shorter-term trading advisors are also predominantly long the sector.

Indices Overview 3
Standard and Poor’s 500 Total Return Index (S&P 500 Index) – A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor’s based on industry representation, liquidity, and stability.  The stocks in the S&P 500 Index are not the 500 largest companies, rather the index is designed to capture the returns of many different sectors of the U.S. economy.  The total return calculation includes the price-plus-gross cash dividend return.

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index:  Long Subset) – A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices.  The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.